EXHIBIT 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This SEPARATION AND RELEASE OF CLAIMS AGREEMENT (this “Release”) is by and between Kendra Bracken-Ferguson (the “Executive”) and Carmell Corporation, a Delaware corporation, and its wholly owned subsidiaries (collectively, the “Company”).

WHEREAS, the Executive’s employment with the Company will end effective January 20, 2025 (the “Separation Date”), and as of that date, the Executive will no longer hold any positions as an officer or a director or any other positions with the Company and its affiliates; and

WHEREAS, the Company has agreed to pay the Executive certain amounts, subject to the Executive’s execution and non-revocation of this Release. All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement between the Executive and the Company effective as of July 30, 2024 (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.
Consideration. Provided the Executive enters into this Release and does not revoke it, the Company will pay the gross sum of One Hundred Fifty Thousand Dollars ($150,000.00), which is equivalent to six (6) months of base salary, less any and all deductions required by law including all applicable taxes (the “Separation Payments”) to be paid in six (6) equal monthly installments coinciding with the Company’s regular payroll schedule (the “Separation Period”), beginning on the first regular payroll following the Effective Date.

The Executive acknowledges that: (i) the Separation Payments set forth in this Section 1 of this Release constitute full settlement of all the Executive’s rights under the Employment Agreement, (ii) the Executive has no entitlement under any other compensation, wage, incentive payments, severance or similar arrangement maintained by the Company or any of its affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of the Executive’s employment. The Executive shall, however, be paid her Accrued Obligations through January 20, 2025, under the Employment Agreement on the first regular payroll after the Separation Date.

2.
Executive’s Release. In consideration for the Separation Payments and the other terms of this Release, the Executive on her own behalf and together with her heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of its and their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees, attorneys and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them, including, without limitation, Claims arising out of or relating to the Executive’s employment with the Company occurring up to and including the date of the this Release; provided that such release shall not release: (i) any rights which the Executive may have as an equity holder of the Company or any of its affiliates; (ii) any rights to indemnification the Executive may have under law, pursuant to the organizational documents of the Company or any of its affiliates or otherwise; or (iii) any rights to be paid pursuant to this Release (the “Unreleased Claims”).

This Release specifically includes, but is not limited to:

2.1.
Any and all Claims for wages and benefits including, without limitation, salary, incentive pay, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses including, but not limited to any claims under the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq. (“FLSA”) or any state law including Nevada’s overtime, meal and rest period, and related wage and hour penalty statutes, NRS 608.250 relating to the payment of minimum wage for each hour worked;
2.2.
Any and all Claims relating to, or arising from, Executive’s employment relationship with the Company and the termination of that relationship including, but not limited to Claims of wrongful discharge, breach of contract, whether express or implied, defamation, wrongful termination, retaliation, and Claims for breach of implied covenants of good faith and fair dealing;

2.3.
Any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability/handicap, or any other protected category under applicable law, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination or any other claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d), et seq.; the Genetic Information Non-Discrimination Act of 2008, 29 C.F.R. §1635.3, et seq.; the Immigration Reform and Control Act of 1986, 8 C.F.R. §245A, et seq.; the FLSA; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”); the Nevada Fair Employment Practices Act, Nevada’s overtime, meal and rest period, and related wage and hour penalty statutes, NRS 608.250 relating to the payment of minimum wage for each hour worked, NRS 613.210 related to inducing a person to change their work location under false pretenses, and any other federal, state, or local law or regulation prohibiting employment discrimination or retaliation based on any protected status or otherwise governing the employment relationship, and amendments to these statutes and laws; or any comparable state statute or local ordinance;
2.4.
Any and all Claims under any federal or state statute relating to employee benefits or pensions;
2.5.
Any and all Claims in tort, including, but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence;
2.6.
Any and all Claims for violation of the federal or any state constitution; any and all Claims arising out of any other laws and regulations relating to employment; any and all Claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Release; and
2.7.
Any and all Claims for attorneys’ fees and costs.
2.8.
This Section 2 shall not apply to payments due to Executive under Section 1 of this Release.

3.
Legally Protected Disclosures and Defend Trade Secrets Act. Nothing contained in this Release, any other agreement with the Company, or any Company policy limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

In accordance with 18 U.S.C. Sec. 1833(b), nothing in this Release is intended to interfere with or discourage Executive’s good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law. Notwithstanding anything to the contrary in this Release, the Federal Defend Trade Secrets Act of 2016 (“DTSA”) provides that the Executive cannot be held criminally or civilly liable under any federal or state trade secret law if the Executive discloses a trade secret or other confidential information (a) in confidence to (i) any federal, state, or local government official, either directly or indirectly, or (ii) an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The DTSA further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret except pursuant to court order.

4.
Continuing Obligations and Representations. The Executive remains bound by the Restrictive Covenants Agreement effective as of July 30, 2024 (the “Restrictive Covenants Agreement”), and the Executive hereby reaffirms all her obligations under the Restrictive Covenants Agreement. The Restrictive Covenants Agreement shall be subject to and interpreted in accordance with Section 2 of this Release.

Executive represents, warrants, and acknowledges that the Company is paying the Separation Payments in reliance upon the following: (a) subject to payment of the amounts due to the Executive under Section 1 of this Release, the Executive has been paid all compensation owed by the Company as of the Separation Date, including, but not limited to, any and all wages, expense reimbursements, commissions, bonuses, and accrued, but unused vacation (if any); (b) except with respect to the Company’s laptop, speaker, and key within the Executive’s possession which shall be returned to the Company within five (5) business days following the Executive’s execution of this Release, Executive has returned all of the Company’s property, including all confidential information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, recordings, pictures, and security access cards, and any other items of any nature which were, or are, the property of the Company, and Executive will not use or retain any copies of any such property in Executive’s possession or under Executive’s control; (c) Executive shall not bring or cause anyone to bring any claim or lawsuit against the Releasees for any claims released herein, in any individual and/or representative capacity; (d) Executive is forty (40) years of age or older; (e) Executive has no reason to believe that she suffered any injuries or illnesses on the job that have not been reported to the Company; (e) Executive has deleted all social media content referencing her as being currently employed by the Company; (f) Executive will not represent herself as an employee of the Company; and (g) Executive will continue to comply with any confidentiality and/or proprietary information agreements, including the Restrictive Covenants Agreement, signed in her connection with her employment and which Executive agrees remains in full force and effect after the Separation Date.

5.
Equity Awards. Any stock options or other equity awards held by the Executive shall continue to be governed by the terms and conditions of the applicable equity award agreement(s) and equity incentive plan(s). The Company acknowledges that as of January 20, 2025, Executive has no vested stock options.

6.
Continued Cooperation. The Executive agrees that, subject to reimbursement of her reasonable expenses and an hourly payment of $500, she will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during her employment with the Company. The Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for the Executive’s cooperation so as not to materially interfere with her personal and/or other professional obligations. Further, in the event that it is reasonably determined by the Executive that she requires legal counsel in connection with such cooperation, the parties shall first discuss and agree upon the Executive’s retention of counsel and the Company’s obligations to pay for such reasonably incurred expenses in connection with the foregoing.

7.
Non-Disparagement. Subject to Section 3 of this Release, the Executive agrees not to make any disparaging statements, whether orally or in writing, on social media or otherwise, concerning the Company or any of the Releasees. The Company agrees to direct its current executive officers and directors to refrain from making or publishing any oral or written statements about the Executive that are slanderous, libelous, disparaging or defamatory or that place the Executive in a false light.

8.
Acknowledgment. The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.

9.
Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release. Other than as set forth in this Release, this Release may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees.

10.
No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Executive acknowledges that the Company specifically denies any such violations.

11.
Section 409A. The Company and the Executive intend that all payments pursuant to this Release will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and agree that this Release will be administered in accordance with that intent. To the extent that any provision of this Release is ambiguous as to its compliance with or exemption form Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Release is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A- 2(b)(2). The Company retains the right to amend this Release at any time in its sole discretion as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Release are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
12.
Severability. If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

13.
Advice of Counsel; Revocation Period. The Executive is hereby advised to seek the advice of counsel prior to signing this Release and has, in fact, done so. The Executive hereby acknowledges that the Executive is acting of her own free will, that she has been afforded a reasonable time to read and review the terms of this Release, and that she is voluntarily executing this Release with full knowledge of its provisions and effects. The Executive further acknowledges that she has been given at least TWENTY-ONE (21) days within which to consider this Release and that she has SEVEN (7) days following her execution of this Release to revoke her acceptance, with this Release not becoming effective until the seven (7)- day revocation period has expired. If the Executive elects to revoke acceptance of this Release, this Release shall not become effective and the Executive must provide written notice of such revocation by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, to the Company to the attention of its Legal Department at the address of its principal executive office. This Release shall become effective on the first day following the expiration of the revocation period (the “Effective Date”).

14.
Messaging. The Executive’s team and colleagues within the Company will be apprised of her departure through the following message: “Kendra Bracken-Ferguson has decided to pursue other endeavors. We are grateful for her contributions and dedication during her time with us as she has played an important role in our journey. We are all appreciative of her contributions, and we wish her the very best as she takes the next step in her career;” provided that nothing herein shall prevent the Company from complying with its disclosure obligations under applicable law or stock exchange rules. The Executive shall use the following message to address her departure in any communication with any employees, agents, independent contractors, customers, vendors, suppliers or other business relations of the Company: “I have decided to pursue other endeavors, and am grateful for my time with Carmell. I wish the Carmell team the very best for their future endeavors.”

15.
Representations and Warranties. The Executive represents and warrants that she has not assigned any claim that he purports to release hereunder and that she has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind. The Executive further represents and warrants that she is bound by, and agrees to be bound by, the post-employment obligations set forth in the Restrictive Covenant Agreement.

16.
Governing Law. This Release shall be governed by and construed in accordance with the laws of the state of Nevada, without regard to its choice of law provisions.

17.
Arbitration. In the event of any dispute under the provisions of this Release, the Employment Agreement or otherwise regarding the Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Restrictive Covenants Agreement), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Las Vegas, Nevada, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator or as required by applicable law. Executive further acknowledges and agrees that she provided specific authorization for this Section 17 and has affirmatively agreed to this Section 17.

This Release has been executed and delivered by the parties on the dates set forth next to their names, below, effective for all purposes as provided above.

CARMELL CORPORATION

By: /s/ Bryan J. Cassaday 01/24/2025

Name: Bryan J. Cassaday Date

Title: Chief Financial Officer

EXECUTIVE

/s/ Kendra Bracken-Ferguson 01/24/2025

Kendra Bracken-Ferguson Date